Exhibit 1
Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.
(incorporated in Hong Kong with limited liability)
(Stock Code: 0762)
Announcement
Poll Results at Annual General Meeting
The Board of Directors (the “Board”) of China Unicom (Hong Kong) Limited (the “Company’) is pleased to announce the shareholders of the Company passed by way of poll all ordinary resolutions proposed at the Annual General Meeting (the “AGM”) of the Company held on 26 May 2009. The poll results are as follows:

No. of Votes (%)
	Resolutions	For	Against

1.	To receive and consider the financial statements and the Reports of the Directors and of the Independent Auditors for the year ended 31 December 2008.	20,438,845,694 (99.9988%)	251,160 (0.0012%)
As more than 50% of the votes were cast in favour of the resolution, the resolution was duly passed.

2.	To declare a final dividend of RMB0.20 (equivalent to HK$0.22721) per share (pre-tax) for the year ended 31 December 2008.	20,824,487,916 (99.9501%)	10,397,686 (0.0499%)
As more than 50% of the votes were cast in favour of the resolution, the resolution was duly passed.

3.	(a) To re-elect
	(i) Mr. Chang Xiaobing as a Director;	20,526,766,900 (98.8358%)	241,782,412 (1.1642%)
As more than 50% of the votes were cast in favour of the resolution, the resolution was duly passed.

	(ii) Mr. Lu Yimin as a Director;	20,546,991,293 (98.9332%)	221,557,819 (1.0668%)
As more than 50% of the votes were cast in favour of the resolution, the resolution was duly passed.

	(iii) Mr. Zuo Xunsheng as a Director;	20,526,223,089 (98.8332%)	242,326,023 (1.1668%)
As more than 50% of the votes were cast in favour of the resolution, the resolution was duly passed.

	(iv) Mr. Cesareo Alierta Izuel as a Director;	20,518,481,707 (98.7959%)	250,065,143 (1.2041%)
As more than 50% of the votes were cast in favour of the resolution, the resolution was duly passed.

No. of Votes (%)
	Resolutions	For	Against

	(v) Mr. Jung Man Won as a Director;	20,536,065,631 (98.8806%)	232,481,439 (1.1194%)
As more than 50% of the votes were cast in favour of the resolution, the resolution was duly passed.

	(vi) Mr. Wong Wai Ming as a Director;	20,560,906,491 (99.0002%)	207,638,359 (0.9998%)
As more than 50% of the votes were cast in favour of the resolution, the resolution was duly passed.

	(vii) Mr. John Lawson Thornton as a Director; and	20,553,984,141 (98.9669%)	214,562,909 (1.0331%)
As more than 50% of the votes were cast in favour of the resolution, the resolution was duly passed.

	(viii) Mr. Timpson Chung Shui Ming as a Director;	20,552,427,323 (98.9594%)	216,121,789 (1.0406%)
As more than 50% of the votes were cast in favour of the resolution, the resolution was duly passed.

	(b) To authorize the Board of Directors to fix remuneration of the Directors for the year ending 31 December 2009.	20,823,180,136 (99.9461%)	11,228,006 (0.0539%)
As more than 50% of the votes were cast in favour of the resolution, the resolution was duly passed.

4.	To re-appoint Messrs. PricewaterhouseCoopers as auditors, and to authorize the Board of Directors to fix their remuneration for the year ending 31 December 2009.	20,822,051,621 (99.9368%)	13,174,573 (0.0632%)
As more than 50% of the votes were cast in favour of the resolution, the resolution was duly passed.

5.	To grant a general mandate to the Directors to repurchase shares in the Company not exceeding 10% of the aggregate nominal amount of the existing issued share capital.	20,825,456,116 (99.9476%)	10,913,416 (0.0524%)
As more than 50% of the votes were cast in favour of the resolution, the resolution was duly passed.

6.	To grant a general mandate to the Directors to issue, allot and deal with additional shares in the Company not exceeding 20% of the aggregate nominal amount of the existing issued share capital.	19,338,551,415 (92.8126%)	1,497,586,407 (7.1874%)
As more than 50% of the votes were cast in favour of the resolution, the resolution was duly passed.

7.	To extend the general mandate granted to the Directors to issue, allot and deal with shares by the number of shares repurchased.	19,361,954,985 (92.9252%)	1,474,120,347 (7.0748%)
As more than 50% of the votes were cast in favour of the resolution, the resolution was duly passed.

8.	To approve, ratify and confirm the amendments to the Share Option Scheme, the Pre-Global Offering Share Option Scheme and the Special Purpose Unicom Share Option Scheme of the Company.	19,608,321,107 (94.1058%)	1,228,138,225 (5.8942%)
As more than 50% of the votes were cast in favour of the resolution, the resolution was duly passed.

9.	To approve, ratify and confirm the amendments to certain terms of the options granted under the Share Option Scheme, the Pre-Global Offering Share Option Scheme and the Special Purpose Unicom Share Option Scheme of the Company.	19,606,173,435 (94.0956%)	1,230,270,527 (5.9044%)
As more than 50% of the votes were cast in favour of the resolution, the resolution was duly passed.

As at the date of the AGM, the number of issued shares of the Company was 23,767,925,322 shares, which was the total number of shares entitling the holders to attend and vote for or against the resolutions proposed at the AGM. There were no restrictions on any shareholders casting votes on any of the resolutions at the AGM.
The scrutineer for the vote-taking at the AGM was Hong Kong Registrars Limited, the share registrar of the Company.

By Order of the Board of
China Unicom (Hong Kong) Limited
Chu Ka Yee
Company Secretary
Hong Kong, 26 May 2009
As at the date of this announcement, the Board of Directors of the Company comprises:

Executive directors	:	Chang Xiaobing, Lu Yimin, Zuo Xunsheng and Tong Jilu

Non-executive directors	:	Cesareo Alierta Izuel and Jung Man Won

Independent non-executive directors	:	Wu Jinglian, Cheung Wing Lam Linus, Wong Wai Ming, John Lawson Thornton and Timpson Chung Shui Ming

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